Exhibit 10.1

EXECUTION VERSION

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is made and entered into as of December 17, 2008 by and between Kimco Realty Corporation (the “Company”) and David Henry (the “Executive”) for the purpose of amending the Employment Agreement dated as of March 8, 2007, by and between the Company and the Executive (the “Agreement”).

WHEREAS, upon the terms and conditions set forth herein, the parties hereto desire to modify certain terms of the Agreement as hereinafter provided; and

WHEREAS, this Amendment is intended to be adopted in good faith compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury Regulations and other interpretive guidance promulgated thereunder;

NOW, THEREFORE, in consideration of the foregoing recitals, and in consideration of the mutual promises and covenants set forth below, the Company and the Executive hereby agree as follows:

1.

Defined Terms.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

2.

Amendment to Section 2.  Certain defined terms in Section 2 are hereby amended and restated in their entirety as follows:

“h.

“Change in Control”  For purposes of this Agreement, a “Change in Control” shall mean (i) a sale of all or substantially all of the assets of the Company to a Person (as defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended) who is not an affiliate of the Company or an entity in which the shareholders of the Company immediately prior to such transaction do not control more than 50% of the voting power immediately following the transaction, (ii) a sale by any Person resulting in more than 50% of the voting stock of the Company being held by a Person or Group (as defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended) that does not include the Company or (iii) a merger or consolidation of the Company into another entity which is not an affiliate of the Company or an entity in which the shareholders of the Company immediately prior to such transaction do not control more than 50% of the voting power immediately following the transaction; provided, that the transaction or event described in subsection (i), (ii) or (iii) constitutes a “change in control event,” as defined in Section 1.409A-3(i)(5) of the Department of Treasury Regulations.”

“i.

“Significantly Disabled”   For purposes of this Agreement, the Executive shall be “Significantly Disabled” if the Executive is incapable of performing his usual and customary duties under this Agreement, with or without reasonable accommodation, due to a physical or mental impairment that is expected to result in death or can be expected to last for a continuous period of not less than twelve months.  The Executive’s receipt of disability benefits for a period of not less than three months under the Company’s long-term disability benefits plan (the “LTD Plan”) or receipt of Social Security disability benefits shall be deemed conclusive evidence of Significant Disability for purposes of this Agreement.”

3.

Amendment to Section 8(c).  The first paragraph of Section 8(c) is hereby amended and restated in its entirety as follows:

“(c)

Additional Compensation Payable Following Termination without Cause.  Subject to Section 24(b) and Section 23(c), if the Executive’s employment shall terminate without Cause (pursuant to Section 7(d)), and subject to the Executive’s execution and non-revocation of a “Separation Agreement and General Release” in substantially the same form as attached hereto as Exhibit A,  beginning with the first payroll period following the thirtieth (30th) day following the date of termination, the Company shall provide the following compensation and benefits to the Executive unless the Change in Control provisions of Section 23 below apply:”

4.

Amendment to Section 8(c)(i).  The last sentence of Section 8(c)(i) is hereby amended to add the phrase, “provided, however, that the initial payment shall include Base Salary amounts for all payroll periods from the date of termination through the date of such initial payment” to the end of the sentence.

5.

Amendment to Section 8(c)(ii).  Section 8(c)(ii) is hereby amended to add the phrase, “on the last day of each calendar quarter to which an applicable Minimum Bonus relates” to the end of such section.

6.

Amendment to Section 8(c)(vi).  Section 8(c)(vi) is hereby renamed Section 8(d) and amended and restated in its entirety as follows:

“(d)

Compensation Upon Death or Significant Disability. Subject to Section 23(c), upon death or Significant Disability, the Executive (or such payee as the Executive shall have designated on the signature page hereof) shall be entitled to six (6) months of the then current Base Salary and any Stock Options then held by the Executive, which are not yet exercisable, shall thereupon become exercisable in accordance with the terms of such Stock Option.  Payments of Base Salary pursuant to this Section 8(d) shall be made in one lump sum, payable on the thirtieth (30th) day following the date of the Executive’s termination of employment due to his death or Significant Disability.”

7.

Addition of Section 8(e).  Section 8(d) is hereby renamed Section 8(e).

8.

Amendment to Section 23.  Subsections (c) and (d) are hereby renumbered (d) and (e), respectively, subsections (a) and (b) of Section 23 are hereby amended and restated in their entirety, and a new subsection (c) is hereby added, as follows:

“23.

Change in Control.

(a)

Requirements for Additional Compensation.  Subject to Section 24(b), if a Change in Control occurs and the Executive’s employment is terminated for any reason, at any time thereafter by the Company without Cause pursuant to Section 7(d) above, or by the Executive during the period commencing on the date of such Change in Control and ending on the sixtieth (60th) day following the date of such Change in Control (the “Cessation Date”), the Company shall provide the Executive with the additional compensation and benefits described in this Section 23.

(b)

Lump Sum Payment.  The Company shall pay Executive an amount equal to the lesser of:

(i)

The amount of the then current Base Salary under this Agreement and bonus (defined by the amount of bonus the Executive most recently received), that would have been payable to the Executive if he had continued in employment until the end of the Term of Employment or Renewed Term of Employment, if any; or

(ii)

The greatest payment which in combination with all other payments to which the Executive would be entitled, would not constitute an “excess parachute payment” as such term is defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”).

The amount determined under this subsection (b) of this Section 23 will be paid to the Executive in a single lump sum on or prior to the thirtieth (30th) day after such termination of the Executive’s employment; and, in any event, on or prior to the 15th day of the third calendar month following the end of the calendar year in which such Change in Control occurs.

(c)

Cessation of Severance Benefits.  If the Executive's employment is terminated for any reason following the Cessation Date, including, without limitation, a termination of employment by the Company without Cause, the Executive shall not be entitled to receive any severance payments or benefits that would otherwise have been payable to the Executive pursuant to this Agreement in connection with a termination of his employment.”

9.

Addition of Section 24.  The following new Section 24 is hereby added to the Agreement:

“24.

Section 409A.

(a)

General.  The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code, and the Department of Treasury Regulations and other interpretive guidance promulgated thereunder (collectively, “Section 409A”), including without limitation any such regulations or other guidance that may be issued after the Effective Date.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A, the Company may adopt (without any obligation to do so or to indemnify the Executive for failure to do so) such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A.  No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company or any of its affiliates, employees or agents.

(b)

Separation from Service under 409A.  Notwithstanding any provision to the contrary in this Agreement:

(i)

No amount shall be payable pursuant to Section 8(c) or Section 23 unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations;

(ii)

If the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded pursuant to Section 8(c) or Section 23, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (1) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) or (2) the date of the Executive’s death.  Upon the earlier of such dates, all payments deferred pursuant to this Section 24(b)(ii) shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein;

(iii)

The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto);

(iv)

For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to Section 8(c) shall be treated as a right to receive a series of separate and distinct payments; and

(v)

The reimbursement of any expense under Section 6(f) or Section 8(a) shall be made no later than December 31 of the year following the year in which the expense was incurred.

The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.”

10.

Section References.  Unless otherwise indicated, all references in this Amendment to designated “Sections” are to the designated Sections of the Agreement.

11.

Continuing Effectiveness of Agreement.  Except as modified by the foregoing, the terms and conditions of the Agreement shall remain unaffected and shall continue in full force and effect after the date hereof.

12.

Counterparts.  This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including counterparts delivered by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Any such counterpart delivered by telecopy shall be effective as an original for all purposes.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

KIMCO REALTY CORPORATION,

A Maryland Corporation

By:  /s/ Milton Cooper

Milton Cooper

Chairman of the Board

EXECUTIVE

/s/ David B. Henry

David B. Henry

Date: December 31, 2008

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